Exhibit 8

List of Subsidiaries

LIST OF SUBSIDIARIES

	Company Name	Jurisdiction of Incorporation

1.	Lumenis Holdings Inc.	Delaware
2.	Lumenis Inc.	Massachusetts
3.	Lumenis (Mexico) SA de CV	Mexico
4.	Lumenis do Brasil Produtos Medicos Ltda	Brazil
5.	Medic Lightech Ltd.	Israel
6.	L.B.T. Ltd.	Israel
7.	Spectron Cosmetics Ltd.	Israel
8.	Lumenis Holdings (Holland) BV	Netherlands
9.	Lumenis (UK) Limited	England.and.Wales
10.	Spectron Cosmetics Holdings Ltd.	England.and.Wales
11.	Spectron Cosmetics Ltd.	England.and.Wales
12.	Lumenis (Germany) GmbH	Germany
13.	Lumenis (Austria) GmbH	Austria
14.	Lumenis (France) SARL	France
15.	Lumenis (Italy) SARL	Italy
16.	Lumenis (HK) Ltd.	Hong.Kong
17.	Lumenis (Asia Pacific) Ltd.	Hong.Kong
18.	Lumenis Japan Co. Ltd.	Japan
19.	Lumenis Star Co. Ltd.	Japan
20.	Wuhan Sharplan Chutian Medical Laser Manufacturing Ltd.	China
21.	Ke Yi Ren Medical Laser Equipment Trading (Beijing) Co. Ltd. (also known as	China
Lumenis Medical Laser Equipment Trading (Beijing) Co. Ltd.)
22.	Lumenis India Private Ltd.	India

All active subsidiaries of the Registrant carry on business under the name of “Lumenis”.